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Press Release
Source: Immunotech Laboratories, Inc. ( IMMB )

Immunotech Laboratories, Inc.

Pasadena, Calif.---- May 17, 2012--- Immunotech Laboratories, Inc.

In March 2012, Immunotech Laboratories, Inc. and collectively the Zhabilov Group, entered into a binding Release and Settlement Agreement with Viral Genetics Inc. and collectively the Viral Group and its principals that was approved by the court. The Settlement ends the almost 5-year-old lawsuit between the parties, dismissing all claims without admission of liability by any party.

The Company’s HIV/AIDS technology and the Zhabilov Group’s cancer therapeutics and detection technology intellectual property portfolio have grown considerably in these last five years. As a result, both the Company and the Zhabilov Group are now free to pursue possible partnerships and joint ventures at a much higher level that better reflect the value of the work.

According to its President and Chief Science Officer, Harry Zhabilov, “with this arduous and time-consuming process behind, Immunotech Laboratories, Inc. is now completely free to focus on the development of new drug candidates”.

Furthermore, the company has completed numerous clinical contracts with Mexican hospitals to initiate a full blown effort of clinical trial protocol preparation for its HIV/AIDS drug candidate. The successful outcome of these efforts will eventually provide the necessary regulatory means for its product’s registration approval in the Republic of Mexico and eventually open a venue to most of the central and South American markets.

Additionally, the company has undergone an internal restructuring effort to better optimize and enhance its capability within the investment community. Mr. Jacob Parseghian formerly a contracted agent, is no longer acting on the organization’s behalf and has no official capacity to negotiate on the company’s behalf.

 Further information can be obtained from www.immunotechlab.com.

This news release contains forward-looking statements that involve risks and uncertainties associated with financial projections, budgets, milestone timelines, clinical development, regulatory approvals, and other risks described by Immunotech Laboratories, Inc. from time to time in its periodic reports filed with the SEC. IPF is not approved by the US Food and Drug Administration or by any comparable regulatory agencies elsewhere in the world. While Immunotech Laboratories believes that the forward-looking statements and underlying assumptions contained therein are reasonable, any of the assumptions could be inaccurate, including, but not limited to, the ability of Immunotech Laboratories to establish the efficacy of IPF in the treatment of any disease or health condition, the development of studies and strategies leading to commercialization of IPF in the United States, the obtaining of funding required to carry out the development plan, the completion of studies and tests on time or at all, and the successful outcome of such studies or tests. Therefore, there can be no assurance that the forward-looking statements included in this release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, Immunotech Laboratories or any other person that the objectives and plans of Immunotech Laboratories will be achieved should not regard the forward-looking statements as a representation.